Mueller Industries, Inc. Announces Appointment Of Chief Financial Officer

MEMPHIS, Tenn., Feb. 19, 2013 /PRNewswire/ -- Mueller Industries, Inc. (NYSE: MLI), announced today that Jeffrey A. Martin was appointed Chief Financial Officer and Treasurer effective February 14, 2013.

Mr. Martin has served as Interim Chief Financial Officer since October 26, 2012. Mr. Martin joined Mueller in 1996 and has previously served in various accounting, financial and operations management roles of progressive responsibility. He has worked closely with Mueller's international operations and has been the lead contact with the Company's banking relationships. Immediately prior to his appointment as Interim Chief Financial Officer, Mr. Martin served as Vice President of Corporate Development. Mr. Martin began his career at PricewaterhouseCoopers where he earned a CPA designation.

Mr. Martin holds a Master in Business Administration from Vanderbilt University and a Bachelor of Science degree in Business Administration (Accounting) from Auburn University.

Mr. Greg Christopher, the Company's CEO, said, "Jeff has done an excellent job in his prior roles and has the necessary experience and ability to lead our accounting and finance organizations."

Mueller Industries, Inc. is a leading manufacturer of copper tube and fittings; brass and copper alloy rod, bar and shapes; aluminum and brass forgings; aluminum and copper impact extrusions; plastic fittings and valves; refrigeration valves and fittings; and fabricated tubular products. Mueller's operations are located throughout the United States and in Canada, Mexico, Great Britain, and China. Mueller's business is importantly linked to: (1) the construction of new homes; (2) the improvement and reconditioning of existing homes and structures; and (3) the commercial construction market which includes office buildings, factories, hotels, hospitals, etc.

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Statements in this release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company's SEC filings. The words "pro forma", "outlook," "estimate," "project," "intend," "expect," "believe," "target," and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT: Gregory L. Christopher, +1-901-751-7716